UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to §240.14a-12

WILLIAMS CONTROLS, INC.
(Name of Registrant as Specified In Its Charter)

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WILLIAMS CONTROLS, INC.
Notice of Annual Meeting to be held on February 24, 2009

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting of Stockholders to Be Held on February 24, 2009:

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, including consolidated financial statements, are available to you at www.wmco.com/proxy.

The 2009 annual meeting (the “Annual Meeting”) of Williams Controls, Inc., a Delaware corporation (the “Company,” “Williams Controls,” “we” or “us”), will be held at the offices of the Company located at 14100 Southwest 72nd Avenue, Portland, Oregon on February 24, 2009, at 8:30 a.m. Pacific Standard Time, for the following purposes:

1.

To elect seven (7) members of the Company’s Board of Directors each for a one (1) year term to serve until the next annual meeting or until their respective successors are duly elected or appointed, and qualified.

As described below in this Proxy Statement, the Company recommends that you vote “FOR” the seven nominees named in this Proxy Statement.

2.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors is not aware of any other business to come before the Annual Meeting.

Only stockholders who owned Williams Controls’ stock as of the close of business on January 20, 2009 are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

Your vote is important and all stockholders are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, please sign, date and return the enclosed proxy in the accompanying envelope as promptly as possible so that your shares will be voted. The envelope requires no postage if mailed within the United States. If you attend the Annual Meeting, you may revoke the proxy and vote personally on all matters brought before the Annual Meeting.

By Order of the Board of Directors, Dennis E. Bunday Executive Vice President, Chief Financial Officer and Secretary
January 26, 2009 Portland, Oregon

WILLIAMS CONTROLS, INC. 14100 SW 72nd Avenue Portland, Oregon 97224 (503) 684-8600
PROXY STATEMENT for ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 24, 2009

INTRODUCTION

General

     This Proxy Statement is being furnished to the stockholders of Williams Controls, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Company’s board of directors (the “Board of Directors”) from holders of the Company’s common stock, $0.01 par value (“Common Stock”), to be voted at the Company’s Annual Meeting of Stockholders to be held at the offices of the Company located at 14100 Southwest 72nd Avenue, Portland, Oregon on February 24, 2009, at 8:30 a.m. Pacific Standard Time (the “Annual Meeting”). At the Annual Meeting, stockholders will be asked to elect seven (7) members of the Board of Directors. and to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     The accompanying Notice of the Annual Meeting of Stockholders, this Proxy Statement, and the enclosed proxy card are first being mailed to stockholders on or about January 26, 2009.

     The complete mailing address of the executive officers of Williams Controls is 14100 SW 72nd Avenue, Portland, Oregon 97224.

Record Date

     The Board of Directors has fixed the close of business on January 20, 2009 as the record date (the “Record Date”) for determining the holders of the Company’s Common Stock. Accordingly, only holders of record of Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting, with each share of Common Stock entitling its holder to one vote on all matters properly presented at the Annual Meeting.

Outstanding Shares

     On the Record Date, there were 7,534,642 shares of Common Stock outstanding held by approximately 1,600 beneficial owners and 305 record owners.

Quorum

     The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting, or 3,767,322 shares of Common Stock, is necessary to constitute a quorum at the Annual Meeting.

Voting

     Each stockholder will be entitled to one vote for each share of Common Stock held of record by the stockholder on the Record Date on all matters submitted for stockholder approval at the Annual Meeting on which the shares are entitled to vote. Stockholders are not entitled to cumulate votes on any proposal.

     Abstentions and broker non-votes will not be counted as an affirmative or negative vote on any proposal.

Proxies

     The Board of Directors is soliciting the enclosed proxy for use at the Annual Meeting and any adjournments or postponements of that meeting. The proxy holders will not vote the proxy at any other meeting. All proxies that are properly executed, received by the Company prior to or at the Annual Meeting, and not properly revoked by the stockholder in accordance with the instructions below, will be voted at the Annual Meeting or any adjournments or postponements thereof in accordance with the instructions in the proxy.

     The shares represented by each signed proxy will be voted in accordance with the instructions given on the proxy. If a signed proxy is received but no instructions are indicated, the proxy will be voted as follows:

  FOR the seven nominees to the Company’s Board of Directors named in this Proxy Statement;

  At the discretion of the persons named in the proxy on any other business that may properly come before the Annual Meeting.

     The person giving any proxy in response to this solicitation may revoke it at any time before the proxy is voted:

  By filing with the Company’s corporate secretary, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the date of the proxy; or

  By signing and dating a subsequent proxy relating to the same shares and delivering it to the Company’s corporate secretary before the Annual Meeting; or

  By attending the Annual Meeting and voting in person.

     Attendance at the Annual Meeting without taking one of the foregoing measures will not constitute a revocation of a proxy.

     Any written notice revoking a proxy should be sent to Williams Controls, Inc., 14100 Southwest 72nd Avenue, Portland, Oregon 97224, Attention: Secretary, or hand delivered to the corporate secretary at the Annual Meeting, at or before the taking of the vote.

Notice to Beneficial Owners of Shares

     Any shares held in the name of fiduciaries, custodians, or brokerage houses for the benefit of their clients or otherwise held in “street name” may only be voted by the fiduciary, custodian, or brokerage house itself. The beneficial owner may not directly vote or appoint a proxy to vote the shares and should instruct the person or entity in whose name the shares are held how to vote. Brokerage houses should provide beneficial owners with instructions that the beneficial owners must follow to direct the voting of their shares.

Solicitation of Proxies

     We will bear the cost of preparing, printing, and mailing this Proxy Statement and of the solicitation of proxies by the Board of Directors. Solicitation will be made by mail and, in addition, may be made by our directors, officers, and employees personally, or by telephone, facsimile or e-mail. None of those persons will be compensated for soliciting proxies. We will request brokers, custodians, nominees, and other like parties to forward copies of proxy materials to the beneficial owners of the shares and will reimburse such parties for their reasonable and customary charges or expenses in this connection.

PROPOSAL 1 — ELECTION OF DIRECTORS

General

     The Company’s Bylaws provide that the Company’s Board of Directors shall consist of seven members, each of which serves a one-year term until the next annual meeting or until their respective successors are duly elected or appointed, and qualified.

     Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the nominees named below. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other persons as the Board of Directors may recommend.

Information Regarding Nominees

     The following sets forth certain information about the director nominees based on information these individuals supplied to the Company, including their names, ages, principal occupations for the past five years, and their directorships with other corporations. All nominees are for a one-year term expiring in 2010.

     Shares represented at the Annual Meeting by executed but unmarked proxies will be voted “FOR” the named nominees.

Name	Age	Occupation and Employment History
Patrick W. Cavanagh	55

Mr. Cavanagh joined the Company as the President and Chief Executive Officer on October 1, 2004. He was appointed to the Board of Directors in May 2005. From June 2003 until joining the Company, Mr. Cavanagh was General Manager of Woodward Controls, Inc., a subsidiary of Woodward Governor Company. Woodward Governor is the largest independent manufacturer of engine control systems for industrial engines and turbines. Mr. Cavanagh was responsible for Sales, Engineering and Manufacturing operations in Niles, Illinois and Suzhou, China. From 1992 to 2003, he was a Corporate Vice President of Knowles Electronics and general manager of its automotive components group, a producer of sophisticated engine control systems and sensors for the automotive, heavy truck and industrial markets. Mr. Cavanagh serves on the board of directors of the Heavy Duty Manufacturers Association. Mr. Cavanagh has a Bachelor of Science in Mechanical Engineering Technology from the Milwaukee School of Engineering.

R. Eugene Goodson	73

Mr. Goodson has been Chairman of the Board of Directors since July 2002. He also was President and Chief Executive Officer from August 2002 through September 2004. Mr. Goodson was an Adjunct Professor at the University of Michigan’s School of Business from September 1998 until June 2004. From October 1997 to September 1998, he was a consultant with Oshkosh Truck Corporation, a manufacturer of specialized trucks and transport equipment. From 1990 until his retirement in October 1997, he was Chairman of the board of directors and Chief Executive Officer of Oshkosh Truck Corporation. Mr. Goodson is a director and the former Executive Chairman of Southwall Technologies. Mr. Goodson has a MSME and a Ph.D. from Purdue University.

Name	Age	Occupation and Employment History
H. Samuel Greenawalt	80

Mr. Greenawalt served as a director and a member of Williams Controls’ Audit Committee from March 1994 to July 2002, when he resigned in conjunction with the 2002 recapitalization transaction. He was subsequently re-elected as a director at the Company’s annual meeting on September 19, 2002. Mr. Greenawalt is Chairman of the Audit Committee and a member of the Governance and Nominating Committee. Mr. Greenawalt retired as a Vice-President of LaSalle Bank in 2007. Mr. Greenawalt received a Bachelor of Science degree from the Wharton School at the University of Pennsylvania, and is a graduate of the University of Wisconsin Banking School.

Douglas E. Hailey	46

Mr. Hailey has served as a director since March 2001 and is a member of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Since 1994, Mr. Hailey has been Vice President of the Investment Banking Division of Taglich Brothers, Inc., a New York-based full service brokerage firm that specializes in private equity placements for small public companies. Mr. Hailey received a Bachelors Degree in Business Administration from Eastern New Mexico University and an MBA in Finance from the University of Texas. Mr. Hailey serves on the board of directors of Orchids Paper Company.

Carlos P. Salas	37

Mr. Carlos P. Salas has been a director since September 2004 and is the Chairman of the Governance and Nominating Committee and a member of the Compensation Committee. He is a member of Dolphin Advisors, L.L.C., which manages a private-equity investment fund focused on middle-market opportunities. Before joining Dolphin Advisors, Mr. Salas was an investment banker with Donaldson, Lufkin & Jenrette, Inc. and Credit Suisse First Boston. Mr. Salas also practiced law with Cleary, Gottlieb, Steen & Hamilton in New York. Mr. Salas received his J.D. from The University of Chicago and his B.A. from New York University Mr. Salas also serves on the board of directors of Tengasco Inc.

Peter E. Salas	54

Mr. Peter E. Salas has been a director since September 2004 and is a member of the Executive Committee. He has been President of Dolphin Asset Management Corp. and its related companies since founding them in 1988. Prior to establishing Dolphin, he was with J.P. Morgan Investment Management, Inc. for ten years. He received an A.B. degree in Economics from Harvard in 1978. Mr. Salas serves as Chairman of the Board of Tengasco, Inc. and serves on the board of directors of Southwall Technologies Inc.

Donn J. Viola	63

Mr. Viola has been a director since December 2002 and is Chairman of the Compensation Committee and a member of the Executive and Audit Committees. Mr. Viola served as Chief Operating Officer of Donnelly Corporation, an automotive parts supplier, from 1996 until his retirement in 2002. From 1990 to 1996, Mr. Viola held positions as Senior Executive Vice President and Chief Operating Officer with Mack Trucks, a heavy truck manufacturer. Mr. Viola has a Bachelor of Science in Mechanical Engineering from Lehigh University.

Meetings of the Board of Directors; Committees

     The Board of Directors has appointed an Executive Committee, Audit Committee, Compensation Committee, and Governance and Nominating Committee. All committees operate under individual charters from the Board of Directors.

     The following table summarizes our committee membership. Mr. Cavanagh, as a member of management, does not sit on any committees.

Governance and
Name	Audit	Compensation	Executive	Nominating
R. Eugene Goodson			X(1)
H. Samuel Greenawalt	X(1)			X
Douglas E. Hailey	X	X		X
Carlos P. Salas		X		X(1)
Peter E. Salas			X
Donn J. Viola	X	X(1)	X
____________________

(1)     Chairman

     Executive Committee. When the Board of Directors is not in session, the Executive Committee may exercise all the powers and authority of the Board of Directors except as limited by law and the Certificate of Incorporation. The Committee operates under a charter from the Board of Directors. The Executive Committee met three times during fiscal 2008. The members of the Executive Committee are Messrs. Goodson, Peter E. Salas, and Viola.

     Audit Committee. The Audit Committee reviews the scope of the independent annual audit, reviews the Company’s quarterly and other financial reports and is responsible for other matters concerning the relationship between the Company and Moss Adams LLP, its independent registered public accounting firm. The Audit Committee held four meetings during our 2008 fiscal year. The members of the Audit Committee are Messrs. Greenawalt, Hailey and Viola. All Audit Committee members are independent directors under the meaning set forth in NASDAQ Marketplace Rule 4200(a)(15). Mr. Hailey meets the definition of an audit committee financial expert as set forth in Item 407(d)(5) of SEC Regulation S-K. A copy of the report of the Audit Committee is contained in this Proxy Statement. The Audit Committee operates pursuant to a formal Audit Committee Charter, a copy of which is available on the Company’s Internet web site at the following address: www.wmco.com/governance.

     Compensation Committee. The Compensation Committee primarily reviews compensation to be paid to our executive officers and directors and awards under the Company’s stock option plans and makes recommendations to the Board of Directors. The Compensation Committee held five meetings during fiscal 2008. The members of the Compensation Committee are Messrs. Hailey, Carlos P. Salas, and Viola. The Compensation Committee operates pursuant to a formal Compensation Committee Charter, a copy of which is available on the Company’s Internet web site at the following address: www.wmco.com/governance.

     Governance and Nominating Committee. The Governance and Nominating Committee (i) identifies individuals qualified to become members of the Board of Directors and to recommend that the Board of Directors select the director nominees for the next annual meeting of stockholders, (ii) develops and recommends to the Board of Directors a set of corporate governance guidelines applicable to the Company and a code of business conduct and ethics, (iii) oversees the evaluation of the Board of Directors and management, and (iv) ensures that the Company is in compliance with all applicable corporate governance rules. The Governance and Nominating Committee met once during fiscal 2008. The members of the Governance and Nominating Committee are Messrs. Greenawalt, Hailey and Carlos P. Salas, all of whom are independent directors under the definition set forth in NASDAQ Marketplace Rule 4200(a)(15). The Governance and Nominating Committee operates pursuant to a formal Governance and Nominating Committee Charter, a copy of which is available on the Company’s Internet web site at the following address: www. wmco.com/governance.

Meeting Attendance

     The Board of Directors met four times in person and twice via telephone during fiscal 2008. Each director attended more than 75% of the meetings of the Board of Directors and each committee on which he served and which met during fiscal 2008. All members of the Board of Directors attended the Company’s annual meeting held during fiscal year 2008.

Compensation Committee Interlocks and Insider Participation

     The members of the Company’s Compensation Committee include Messrs. Viola, Hailey and Carlos P. Salas. None of the named current or former members of the Compensation Committee is or ever was an executive officer or employee of the Company. Mr. Carlos P. Salas is a member of Dolphin Advisors, LLC, the Managing General Partner of Dolphin Direct Equity Partners LP. See “Persons Owning More Than Five Percent of Williams Controls” below. This Committee makes the determinations for stock issuances pursuant to the Company’s compensation policies and plans.

Independence of the Board of Directors

     Upon consideration of the criteria and requirements regarding director independence set forth in the NASDAQ Marketplace Rules, the Board of Directors has determined that, upon election of the above nominees for director, a majority of the members of the Board of Directors will be “independent directors” as such term is defined in the NASDAQ Marketplace Rules. Specifically, the Board of Directors has determined that Messrs. Goodson, Greenawalt, Hailey, Carlos P. Salas, Peter E. Salas and Viola meet such criteria and requirements. The Company’s independent directors met in no less than four separate executive sessions during fiscal 2008.

Director Nomination Procedures

     The nominees, Messrs. Cavanagh, Goodson, Greenawalt, Hailey, Carlos P. Salas, Peter E. Salas, and Viola are existing directors. The Board of Directors is recommending that all nominees be re-elected as directors because the Board of Directors believes they have served the Company admirably and it is in the best interests of the Company and its stockholders to re-elect these individuals to the Board of Directors. The Board of Directors believes that all of these nominees possess a desirable understanding of the Company and the industries in which it operates.

     It is the role of the Governance and Nominating Committee to seek qualified candidates to serve on the Company’s Board of Directors and recommend them for the Board of Director’s consideration. In recommending candidates for election to the Board of Directors, the Nominating Committee considers nominees recommended by directors, officers, employees, stockholders, and others, using the same criteria to evaluate all candidates. The Nominating Committee may also engage a third-party search firm to assist in identifying and evaluating potential nominees. The Nominating Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors and other factors relating to diversity, skills, occupation, experience in the context of the needs of the Board of Directors, and whether the candidate would meet the definition of “independent” under applicable SEC rules and the rules of The NASDAQ Stock Market. Evaluations of candidates generally involve a review of background materials and internal discussions, as well as interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating Committee recommends the candidate for consideration by the full Board of Directors. The Board of Directors has required and will continue to require that all nominees for the Board of Directors have a reputation for integrity, honesty and adherence to high ethical standards.

     Stockholders wishing to propose director candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the Company and providing information specified in the Company’s Bylaws, including the candidate’s name, biographical data, and qualifications. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than ten (10) days nor more than sixty (60) days prior to the date of the meeting, provided that at least two (2) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders. If less than ten (10) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received by the Company not later than the close of business on the second day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. Stockholders also may be subject to other conditions and limitations regarding the nomination of directors. See “Stockholder Proposals for 2009 Annual Meeting” below.

Communication with Directors

     Any stockholder who wishes to communicate with members of the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Secretary, Williams Controls, Inc., 14100 S.W. 72nd Ave., Portland, Oregon 97224. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be submitted to the Board of Directors in a timely manner.

Required Vote

      Assuming the existence of a quorum, the seven nominees receiving the most votes will be elected directors.

Director Compensation for Fiscal Year Ended September 30, 2008

      Each non-employee director of the Company receives a total of $30,000 per year for service on the Board of Directors. This fee covers all customary activities and services provided with respect to serving on the Board of Directors and any related committees, including the attendance of meetings. In addition to the $30,000, in fiscal 2008 Messrs Goodson, Greenawalt and Viola were each paid $7,500 for additional committee activities. The Company also reimburses its directors for reasonable costs incurred to attend board and committee meetings.

      The Company has a stock option plan for the non-employee directors of the Company, referred to as the 1995 Stock Option Plan for Non-Employee Directors, or the “Directors’ Plan”. For the fiscal year ended September 30, 2008, each non-employee director received a non-statutory stock option exercisable for ten years to purchase up to 1,666 shares of Common Stock at $15.25 per share.

      We do not pay any additional compensation to any director who is also an employee of Williams Controls for their services as a director of the Company.

      The following table shows the compensation paid to the non-employee members of the Board of Directors during the year ended September 30, 2008:

	Fees
	Earned or	Option	All Other
Name	Paid in Cash ($)	Awards (1) ($)	Compensation ($)		Total ($)
R. Eugene Goodson	$37,500	$15,630	$0		$53,130
Samuel H. Greenawalt	$37,500	$15,630	$0		$53,130
Douglas E. Hailey	$30,000	$15,630	$0		$45,630
Carlos P. Salas	$30,000	$15,630	$35,000	(2)	$80,630
Peter E. Salas	$30,000	$15,630	$35,000	(2)	$80,630
Donn J. Viola	$37,500	$15,630	$0		$53,130
____________________

(1)

On February 27, 2008, each non-employee director was awarded options to purchase 1,666 shares of Williams Controls’ stock at $15.25 per share under our 1995 Stock Option Plan for Non-Employee Directors (the “1995 Plan”), the closing price of Williams Controls’ common stock on that date as quoted on the NASDAQ Stock Market. These options vest at the rate of 25% upon grant of the option and 25% each successive year for three years. The amounts in this column reflect the dollar amount to be recognized for financial statement reporting purposes, in accordance with FAS123R, of option awards under the 1995 Plan. Assumptions used in the calculation of these amounts are described in Note 10 to the Company’s audited financial statements for the fiscal year ended September 30, 2008 included in the Company’s Annual Report on Form 10-K filed with the SEC on December 11, 2008. The full grant date fair value of each option awarded in 2008, determined in accordance with FAS123R is equal to $9.38.

(2)

The Company had a Management Services Agreement with Dolphin Advisors, L.L.C., which expired on August 1, 2008, under which the Company paid Dolphin Advisors L.L.C. an annual fee of $35,000. Messrs. Carlos P. Salas and Peter E. Salas, directors of Williams Controls, are affiliated with Dolphin Advisors, L.L.C., and as a result may be deemed to have received the fee payable to Dolphin Advisors, L.L.C.

      No stock awards or non-equity incentive plan compensation were awarded to directors in 2008. Directors have no pension plan or nonqualified deferred compensation earnings, and receive no perquisites.

Recommendation of the Board of Directors

      The Board of Directors urges the stockholders to vote “FOR” each of Messrs. Cavanagh, Goodson, Greenawalt, Hailey, Carlos P. Salas, Peter E. Salas, and Viola. If a quorum is present, the Company’s Bylaws provide that directors are elected by a plurality of the votes cast by the stockholders who are entitled to vote and are present in person or represented by proxy at the meeting. In other words, the seven nominees receiving the most votes, even if less than a majority of the shares cast, will be elected to the Board of Directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

MANAGEMENT

     The following table sets forth certain information with respect to the Company’s officers as of January 20, 2009. Executive officers of the Company are appointed by the Board of Directors at the meeting of the Board of Directors immediately following the annual meeting of the stockholders, and hold office until they resign, they are terminated by the Board of Directors, or their successors are elected and qualified.

Name	Age	Current Position	Tenure
Patrick W. Cavanagh	55	President and Chief Executive Officer	October 2004 to present
Dennis E. Bunday	58	Chief Financial Officer	2001 to present
		Executive Vice President, and Secretary	2002 to present
Gary A. Hafner	58	Vice President, Global Manufacturing	July 2006 to present
Mark S. Koenen	42	Vice President, Sales and Marketing	September 2005 to present
Scott J. Thiel	41	Vice President, Engineering and	October 2007 to present
		Development

     Information concerning the principal occupation of Mr. Cavanagh is set forth under “Election of Directors.” Information concerning the principal occupation during at least the last five years of the other executive officers of the Company who are not also directors of the Company is set forth below.

     Dennis E. Bunday joined Williams Controls as Executive Vice President, Chief Financial Officer, and Secretary in July 2002. From January 2001 until June 2002, he served the Company as its Chief Financial Officer as an independent contractor. Prior to joining the Company, he served as Vice President – Finance and Chief Financial Officer from 1998 to 2001, for Babler Bros., Inc., a manufacturer of pre-cast concrete products. From 1996 until 1998, he held the same positions with Quality Veneer & Lumber, Inc., and its predecessor, the Morgan Company, a producer of forest products. Prior to 1996, he was Financial Controller and Treasurer of Pope & Talbot, Inc., a New York Stock Exchange company. Mr. Bunday received a Bachelors degree in Accounting from Washington State University. Mr. Bunday is a member of the board of directors and the compensation committee of the board of directors of Southwall Technologies.

     Gary A. Hafner was appointed Vice President, Global Manufacturing in July 2006. From February 2006 to July 2006, he was manufacturing manager for the Company and from 1999 until February 2006 he was manufacturing manager for the Company’s Portland operations. Prior to joining Williams Controls, he held the position of production manager at Warn Industries in Milwaukie, Oregon, a company that designs, manufactures and markets off-road equipment and accessories for four-wheel-drive vehicles, ATV’s and utility vehicles. Mr. Hafner received a bachelor’s degree in mechanical engineering from Oregon Institute of Technology.

     Mark S. Koenen was appointed Vice President, Sales and Marketing in September 2005. From 1996 until September 2005, he was Sales and Marketing Manager for the Company. Prior to joining the Company, he held the position of corporate strategic market analyst at Rockwell International. Mr. Koenen has a Masters of Science in Foreign Service from Georgetown University and a Bachelors of Arts from Trinity College.

     Scott J. Thiel was appointed Vice President, Engineering and Development on October 1, 2007. From March 2007 to October 1, 2007 he was director of engineering for the Company and from 2004 to March 2007 he was an engineering manager for the Company. Prior to joining Williams Controls, he held the position of product development engineer with Tyco Electronics, a designer and manufacturer of interconnect solutions for medical devices, from 1998 to 2004. Mr. Thiel received a bachelor’s degree in mechanical engineering from Oregon Institute of Technology.

     There are no family relationships among the executive officers of the Company.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of our Common Stock as of January 20, 2009, by each director, each executive officer or employee named in the Summary Compensation Table, and all directors and executive officers as a group. Except as indicated in the footnotes to this table, each person has sole voting and investment power with respect to the shares attributed to such person.

Ownership of Common Stock

	Common Stock		Percentage
Non-Employee Directors	Beneficially Owned (1)		Owned*
R. Eugene Goodson	137,547		1.81
H. Samuel Greenawalt	41,270		**
Douglas E. Hailey	86,706		1.15
Carlos P. Salas	716,954	(2)	9.51
Peter E. Salas	1,818,068	(3)	24.11
Donn J. Viola	14,330		**

Named Executive Officers
Patrick W. Cavanagh (5)	271,760	(4)	3.54
Dennis E. Bunday	171,286	(4)	2.25
Gary A. Hafner	48,232		**
Mark S. Koenen	48,965		**
Scott J. Thiel	8,900		**
All directors and executive officers as a group (11 persons)	2,561,610		32.52
____________________

*

The percentages of beneficial ownership of the Common Stock is based upon 7,534,642 shares of the Company’s Common Stock issued and outstanding as of January 20, 2009, and assumes the exercise of all options exercisable for Common Stock beneficially owned by such person or entity currently exercisable on or before March 20, 2009.

**	Less than one percent.

(1)

Includes shares issuable upon exercise of stock options exercisable on or before March 20, 2009 as follows: Mr. Goodson 45,415; Mr. Greenawalt 15,412; Mr. Hailey 12,080; Mr. Carlos P. Salas 4,999; Mr. Peter E. Salas 4,999; Mr. Viola 8,747; Mr. Cavanagh 133,333; Mr. Bunday 61,665; Mr. Hafner 5,233; Mr. Koenen 41,899; and Mr. Thiel 8,900.

(2)

Includes shares held by Dolphin Direct Equity Partners, LP. Mr. Carlos P. Salas disclaims beneficial ownership of shares held by Dolphin Direct Equity Partners, LP, except to the extent of his individual pecuniary interest therein.

(3)

Includes shares held by Dolphin Direct Equity Partners, LP and Dolphin Offshore Partners, L.P. Mr. Peter E. Salas disclaims beneficial ownership of shares held by Dolphin Direct Equity Partners, LP and Dolphin Offshore Partners, L.P., except to the extent of his individual pecuniary interest therein.

(4)

Includes 95,197 shares owned by Williams Controls employee benefit plans of which Mr. Cavanagh and Mr. Bunday are trustees and over which Mr. Cavanagh and Mr. Bunday have shared voting and dispositive power. Mr. Cavanagh and Mr. Bunday disclaim beneficial ownership of shares held in the Company’s employee benefit plans, except to the extent of their individual pecuniary interest therein.

(5)	Mr. Cavanagh is also a director of the Company.

PERSONS OWNING MORE THAN FIVE PERCENT OF WILLIAMS CONTROLS

     The table below sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of January 20, 2009 by each person known to us to beneficially own more than five percent of our Common Stock. Except as expressly noted, each person listed has sole voting power and investment authority with respect to all shares of Common Stock listed as beneficially owned by such person.

Ownership of Common Stock

	Number	Percentage
Principal Holders	of Shares	Owned
Dolphin Offshore Partners, L.P.	1,106,274	14.68
c/o Dolphin Management Inc.
PO Box 16867
Fernandina, FL 32035

Dolphin Direct Equity Partners LP	707,211	9.39
c/o Dolphin Management Inc.
PO Box 16867
Fernandina, FL 32035

Ironwood Investment Management, LLC	550,651	7.31
21 Custom House Street, Suite 240
Boston, MA 02110

Barclays PLC	443,132	5.88
1 Churchill Place
London, E14 5HP, England

Lane Five Partners LP (1)	432,240	5.74
1122 Kenilworth Drive, Suite 313
Towson, MD 21204

Lane Five Capital Management LP (2)	432,240	5.74
1122 Kenilworth Drive, Suite 313
Towson, MD 21204

Lane Five Capital Management, LLC (2)	432,240	5.74
1122 Kenilworth Drive, Suite 313
Towson, MD 21204

Lane Five Partners GP LLC (2)	432,240	5.74
1122 Kenilworth Drive, Suite 313
Towson, MD 21204

Lisa O’Dell Rapuano (2)	432,240	5.74
1122 Kenilworth Drive, Suite 313
Towson, MD 21204
____________________

(1)

Lane Five Partners GP LLC (the “General Partner”) serves as the general partner of Lane Five Partners LP (the “Fund”), and Lane Five Capital Management LP (the “Investment Manager”) serves as the investment manager of the Fund. Lane Five Capital Management, LLC (the “Investment Manager GP”) serves as the general partner of the Investment Manager. Lisa O’Dell Rapuano is the controlling member of the General Partner and the Investment Manager GP. The Fund directly owns the shares reported in this section. The General Partner, Investment Manager, Investment Manager GP, and Ms. Rapuano each disclaim beneficial ownership with respect to any shares other than the shares owned directly by such stockholder.

(2)

Lane Five Partners GP LLC (the “General Partner”) serves as the general partner of Lane Five Partners LP (the “Fund”), and Lane Five Capital Management LP (the “Investment Manager”) serves as the investment manager of the Fund. Lane Five Capital Management, LLC (the “Investment Manager GP”) serves as the general partner of the Investment Manager. Lisa O’Dell Rapuano is the controlling member of the General Partner and the Investment Manager GP. The Fund directly owns the shares reported in this section. The General Partner, Investment Manager, Investment Manager GP, and Ms. Rapuano each disclaim beneficial ownership with respect to any shares other than the shares owned directly by such stockholder.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Officers, directors, and greater than ten-percent stockholders are required by the SEC regulation to furnish the Company with copies of Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations of the reporting persons, the Company believes that all required reports were timely filed during the year, except that Messrs. Hailey and Hafner each failed to file two Form 4’s in a timely manner and Messrs. Goodson, Greenawalt, Viola, Koenen and Thiel failed to file one Form 4 in a timely manner. All such Forms 4’s have been filed prior to the date of the Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee

     The Compensation Committee of the Board of Directors (the “Committee”) is comprised of Messrs. Viola (Chairman), Hailey and Carlos P. Salas, each of whom is an independent director under applicable NASDAQ rules and listing standards. The Committee operates pursuant to a written charter that is available on our website at www.wmco.com/governance. The Committee reviews and makes recommendations to the Board of Directors regarding all forms of salary, bonus, and equity-based compensation provided to the Chief Executive Officer and other executive officers of the Company. It also oversees the overall administration of the Company’s stock option plans and addresses such other compensation matters as may from time to time be directed by the Board of Directors. For the remainder of the Compensation Discussion and Analysis, the individuals included in the “Summary Compensation Table” below are referred to as the “named executive officers.”

     The Committee meets annually at the end of each fiscal year and at least once at the beginning of each fiscal year regarding compensation decisions. These meetings are typically scheduled months in advance. Prior to each of its meetings, the Committee determines the information it wishes to receive to enable it to make compensation decisions regarding the budget for annual salary increases for the subsequent year, awarding of bonuses for the year about to be completed, and annual grants of stock options to employees, including executive officers. Management assembles and distributes to the Committee in advance of the meetings the Company and executive-specific information requested by the Committee, which information typically includes a memorandum prepared by our Chief Executive Officer and Chief Financial Officer outlining their collective recommendations regarding base compensation and annual bonuses for the other named executive officers, and regarding quantitative and qualitative performance targets for all named executive officers for the fiscal year. The Committee also collects information regarding each named executive officer’s individual performance during the prior fiscal year, as well as the current level of vested and unvested equity incentives outstanding for each named executive officer. In making its decisions on executive compensation, the Committee does not retain on an annual basis outside compensation or human resources consultants, however in fiscal 2008 the Committee engaged Mercer, a human resource consulting firm, to provide comparative salary information by industry, company size and geography to assist in evaluation of compensation levels. Based on this information, the Committee makes compensation decisions at its meeting or meetings, and makes recommendations on compensation to the full Board of Directors.

Compensation Philosophy and Overview

     We believe that a compensation strategy that supports the Company’s business strategy is critical to the Company’s success. Therefore, the Company has designed an executive compensation program that emphasizes performance-based incentives to reward executives for the achievement of specific annual and long-term business goals, while retaining elements we believe essential for retention of our executives. Over the past few years, we have seen significantly increased demand for executives with industry-specific skills and experience in our industry, and we believe we operate in a highly competitive market for executives. Additionally, given the small size of the Company relative to certain other members of our industry group, we face increased risk of potential operational disruptions and heightened hiring expenses upon the departure of any of our executive officers and management employees. Therefore, the attraction and retention of executives is one of the key purposes of the Company’s executive compensation program. We also seek to motivate our employees to make a continuing contribution to the success of the Company through the grant of equity incentives and performance-based bonuses.

     Components of compensation for our named executive officers include incentives and benefits that the Committee believes are competitive within the truck and automotive industry and in general industry with companies of a similar size and complexity. The fundamental policy of our compensation program is to offer the Company’s executive officers competitive compensation opportunities based upon their contributions to achievement of strategic goals, the financial success of the Company and their personal performance. The Committee places emphasis on performance-based components, such as stock options and bonuses, the value of which could increase or decrease to reflect changes in corporate and individual performance. It is an objective of this policy to have a substantial portion of each executive officer’s total annual compensation opportunity contingent upon the achievement of earnings targets and performance goals. These short-term and long-term incentive compensation policies are intended to reinforce management’s objectives to enhance profitability and stockholder value. Given the Company’s emphasis on performance-based compensation, it is critical that the Company’s incentive programs reward executives for performance-based measures that they are able to influence. The following executive compensation principles guide the Committee in fulfilling its roles and responsibilities:

  Compensation levels and opportunities should be sufficiently competitive to facilitate recruitment and retention of experienced executives in the Company’s highly competitive talent market;

  Compensation should reinforce the Company’s business strategy by integrating and communicating key metrics and operational performance objectives and by emphasizing incentives in the total compensation mix;

  Compensation programs should align executives’ long-term financial interests with those of the stockholders by providing equity-based incentives;

  Compensation programs should be flexible, giving our Board of Directors discretion to make adjustments on an as-needed basis; and

  Compensation should be transparent and easily understandable to both our executives and our stockholders.

     Rather than annual reliance on human resource consultants or formal reports, the Company typically relies on the following items in determining appropriate levels of compensation: (a) comparable salaries for similarly situated executive officers in public and private companies of a comparable size, market, and industry, as objectively or subjectively reported by members of the Committee and Board of Directors; (b) the Committee members and all members of the Board of Director’s subjective assessments of the Portland, Oregon market for executives, and (c) salaries reported in the Portland Business Journal’s annual report of Oregon executive salaries for companies of similar sizes and periodically obtains more formal reports from human resource consultants. In fiscal 2008, the Committee engaged Mercer, a human resource consulting firm, to provide comparative salary information by industry, company size and geography to assist in evaluation of compensation levels. Certain members of the Board of Directors are members of boards of directors for other comparable sized companies, and members of the Board of Directors draw on the compensation information gathered in those roles to aid in determining appropriate compensation levels for our executives.

Elements of our Compensation Program

     Guided by its executive compensation principles and policies, the Committee uses several components in its executive compensation program. The elements of our compensation program for our named executive officers consist of:

  Base Salary

  Annual performance based bonuses payable in both cash and common stock of the Corporation

  Stock Options

  Medical and other benefits generally offered to all other salaried employees

  Severance and change of control benefits

     The Committee does not have a pre-established policy for allocating total compensation between cash and non-cash compensation, between long-term and currently paid-out compensation, or between fixed and variable compensation. Rather, based on the competitive market assessments and the Committee’s review of existing outstanding equity incentives on an individual named executive officer basis, the Committee determines the appropriate level and mix of total compensation. The total amount and mix of compensation payable to our named executive officers is premised upon, among other items, the degree to which the executive has a role in determining the strategic direction of the Company, the mix of compensation payable to executives in similar roles by companies of a similar size, geographic location, and industry, and the quantity and value of unvested equity awards held by each named executive officer and the vesting date of such awards. In line with the Committee’s perception of the general market view, the Committee has determined that executives that have a greater role in determining our strategic direction, such as our Chief Executive Officer and Chief Financial Officer, should receive compensation greater than named executive officers with more operations-focused roles. As one of the Company’s primary focuses is on the retention of its executives, the Company seeks to ensure its named executive officers receive a base salary reflective of the Company’s size. As the Company believes that many of its named executive officers could command higher salaries in similar roles with larger companies, including with the Company’s competitors, the Company’s cash-based and equity-based bonuses are large relative to base salaries, with the goal of ensuring compensation serves the dual purpose of retention and awarding exceptional performance. Finally, the Company seeks to ensure that its named executive officers have sufficient unvested equity awards to encourage retention of its named executive officers. Thus, during a period in which a named executive officer has a number of unvested stock options deemed sufficient by the Committee the named executive may receive no, or relatively few, stock options or other equity-based compensation under the Company’s stock option plan until such time as the Committee deems that the number of unvested stock options is inadequate for retention and alignment of the named executive officer’s interests with those of the Company’s stockholders.

     The specific rationale, design, reward process and related information regarding each of the components of the Company’s executive compensation structure are outlined below.

     Base Salary. Base salaries are provided to named executive officers as part of a competitive compensation package designed to recruit and retain experienced and high caliber executives in the Company’s highly competitive talent market. Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. The Committee normally reviews salaries for the executive officers effective with the beginning of each fiscal year. Based on the competitive salary review conducted by Mercer (as described above), during 2008 the base salaries of all of the Company’s named executives were in the 25th percentile of companies included in the Mercer survey.

     Based on a review of Mr. Cavanagh’s performance the Committee recommended, and the Board of Directors approved, a base salary increase for Mr. Cavanagh from $260,000 to $280,000, or a 7.7% increase effective October 1, 2008. At that time the Committee and the Board of Directors re-affirmed its intention to pay 7% of Mr. Cavanagh’s salary in common stock of the Company (as per the terms of his employment agreement), valued at the average trading price of the common stock for the 30 days preceding payment, which normally occurs on approximately April 1 of each year. The Committee also increased Mr. Bunday’s base salary from $165,000 to $190,000 effective October 1, 2008 and granted Mr. Bunday incentive stock options for 20,000 shares at an exercise price of $13.17 per share, which was greater than the closing stock price on the date of grant. Under Mr. Bunday’s employment agreement, $5,000 of his base salary is paid in common stock of the Company valued at the average trading price of the common stock for the 30 days preceding payment, which normally occurs on approximately April 1 of each year. In fiscal 2008, the Board of Directors reviewed the base salaries and performance of Mark Koenen, Gary Hafner and Scott Thiel. Based upon this review, the Company increased (i) Mr. Koenen’s base salary 7.4%, effective July 1, 2008; (ii) Mr. Hafner’s base salary 7.9%, effective October 1, 2008; and (iii) Mr. Thiel’s base salary 8.7%, effective July 1, 2008. The Committee also granted, and the full Board of Directors approved, incentive stock options for Messrs. Koenen, Hafner and Thiel of 10,000 shares each and 20,000 for Mr. Bunday. The exercise price for the options granted to Messrs. Koenen and Thiel is $13.57 per share, which was the closing price on the date of grant. The exercise price for the options granted to Messrs. Hafner and Bunday is $13.17 per share, which was the closing stock price on the date of grant. In taking the above actions, the Committee took into consideration, among other factors, the Mercer report on competitive salaries and the existing base salary for each named executive. The Committee also took into consideration each named executive’s performance and contribution to the Company’s strategic and operational objectives, including expansion into new markets, specifically China, India and off-road and the development and production of internally developed electronic sensors.

     Discretionary Annual Bonus. At the beginning of each fiscal year, the Committee meets with the Chief Executive Officer to review the objectives of the Company for such year and to establish parameters for performance-based year-end bonuses. The Committee recommends to the Board of Directors awards of discretionary annual bonuses for our named executive officers and other employees under the discretionary bonus program. Under our discretionary bonus program, each employee is eligible to receive a target annual bonus expressed as a percentage of his or her base salary for the year. Target bonus percentages are between 25% and 40% of base salary for vice presidents, 50% of base salary for Mr. Bunday, and 93% of base salary for Mr. Cavanagh, which for Mr. Bunday and Mr. Cavanagh were negotiated as part of their employment agreements with the Company, and in the case of vice presidents, are based on recommendations from our Chief Executive Officer. The bonus potential for each named executive officer are in part based on achieving operating income goals and in part on achieving individual objectives established by the Board of Directors. Once a target bonus is established, the Company’s current policy provides that employees and vice presidents can earn between 0% and 150% of their target bonus, and Mr. Bunday and Mr. Cavanagh can earn between 0% and 167% of their target bonus.

     At the start of each year, quantitative and qualitative performance objectives for the Company are established by the Chief Executive Officer, the Committee and our Board of Directors, and by our Chief Executive Officer for each individual executive officer as a way to communicate our expectations and to maintain and unify our executives’ focus on key strategic objectives, as well as to measure performance.

     During 2008, a portion of the performance goals for our Chief Executive Officer, Chief Financial Officer and other vice presidents included reaching certain specified operating income levels. During fiscal 2008, the Company initiated a gainsharing program whereby all salaried and hourly employees in the United States and Europe, including the named executive officers, are motivated and rewarded to attain specified, predetermined and measurable operational improvement targets and/or key performance indicators. These are intended to make the Company more competitive in the market place. Under the gainsharing program, these goals are established once each year. For 2008, the key performance indicators were production costs, employee productivity, quality, on time delivery, and engineering projects completed, including new products, and safety. Management professionalism, including the Board of Director’s perception of the named executive officer’s employee coaching and development effectiveness and timely completion of the performance appraisal process are also taken into account in evaluating the amount of bonus and stock incentive compensation payable to each of our named executive officers.

     The intention of the discretionary bonus is to reward employees for their contribution to the achievement of company goals. The Committee and the full Board of Directors considers, based on their experience and judgment, to what extent those goals were achieved. The achievement, or failure to achieve, the corporate and individual performance objectives are a significant factor the Committee’s considers in determining the payment of annual bonuses, but is not entirely definitive. In determining the annual bonus payable to each named executive officer, the Board of Directors has discretion to, and does, evaluate criteria outside of the performance objectives established for each fiscal year. Similarly, as conditions change throughout each fiscal year, the Board of Directors may re-evaluate and modify performance targets. The Board of Directors evaluates annually the performance goals for each named executive officer and makes modifications as it deems appropriate. Just as it seeks input from our Chief Executive Officer when adjusting base salaries, the Committee seeks input of our Chief Executive Officer in evaluating individual executive’s performance (other than the performance of the Chief Executive Officer himself) for purposes of awarding annual bonuses. For the 2008 fiscal year, the Committee evaluated, but did not make an adjustment to the performance objectives established for the fiscal year.

     Stock Options. Stock options are granted pursuant to the Company’s Restated 1993 Stock Option Plan, which is administered by the Committee. The Committee believes that stock options provide an incentive for the named executive officers to enhance long-term share price appreciation through the development and execution of effective long-term business strategies. Granting stock options aligns the named executive officers with stockholders by ensuring that the named executive officers will only realize value from the options if and when the Company’s stock price increases. Stock option grants are made to executives and select employees based on evaluations by the Chief Executive Officer and the Committee and approved by the Board of Directors. Stock option grants are normally made at the commencement of employment and to meet other special retention or performance objectives. The Committee reviews and approves stock option awards to executive officers based upon its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. In fiscal 2007, in recognition of the fact that the Company’s stock is thinly traded and could close at an unusually low price on any one particular trading day, the Committee established a policy that stock options would have an exercise price of the higher of the average of the closing trading price of the Company’s stock for the thirty days preceding the particular grant or the closing price on the date of grant. Typically, stock options vest 20% per annum based upon continued employment over a five-year period, and generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended (the “IRC”). In fiscal 2008, certain named executive officers were awarded stock options in the amounts indicated in the section entitled “Grants of Plan Based Awards”.

     Medical and Other Benefits. Our executive officers are eligible for medical and other benefits, including participation in the Company’s Tax Deferred Savings Plan (the “401(k) Plan”), that are generally available to all of our salaried employees. Our Tax Deferred Savings Plan (the “401(k) Plan”) is a tax qualified retirement savings plan under which all U.S. based employees, including the Named Executive Officers, are able to make pre-tax contributions from their cash compensation, subject to IRC limitations. We make matching contributions for all participants each year equal to 100% of the first 3% of pay each individual contributes to the 401(k) Plan through salary deferral plus 50% of the next 2% of employee deferrals. Matching contributions in 2007 for the Named Executive Officers are included under the heading “All Other Compensation” in the Summary Compensation Table below.

     Severance Benefits. Each of our named executive officers has entered into an employment agreement providing for the payment of, in the case of our Chief Executive Officer, up to 18 months of base salary, and for our other named executive officers, up to one year of their respective base salaries, in the event of termination of employment due to death, good cause resignation, or termination by the Company without cause.

Role of Named Executive Officers in the Compensation Process

     The Committee recommends compensation levels and programs for the Chief Executive Officer to the members of the Board of Directors, other than the Chief Executive Officer, and recommends compensation levels and programs for all other executive officers to the full Board of Directors. In addition, the Committee administers the Company’s stock-based compensation plans. However, the Company’s Chief Executive Officer and management also have a role in compensation decisions. For example, with respect to pay levels, the Company’s management makes recommendations to the Committee regarding executive officer base salary adjustments and equity-based grants. The Committee reviews the basis for these recommendations and can exercise its discretion in modifying any of the awards, grants or actual payouts prior to making its recommendations to the Board of Directors. With respect to incentive plan performance targets, the Company’s management, including its Chief Executive Officer, make recommendations to the Committee regarding the annual quantitative and qualitative goals for the named executive officers. The Committee reviews the basis for these recommendations and can exercise its discretion in modifying any of the goals prior to making its recommendations to the Board of Directors. Similarly, with respect to the Committee’s administration of the Company’s stock-based compensation plans, the Company’s management makes recommendations to the Committee with respect to plan participation and plan amendments, as necessary, and the Committee can exercise its discretion in modifying any of the recommendations prior to issuing its approval.

Impact of Accounting and Tax Issues on Executive Compensation

     In setting individual executive’s compensation levels, we do not explicitly consider accounting and tax issues. We do, however, analyze the overall expense arising from aggregate executive compensation levels and awards and the components of our pay programs.

     As one of the factors in our consideration of compensation matters, we also consider the anticipated tax treatment to the Company and to the executive officers of various payments and benefits. Section 162(m) of the IRC places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our CEO and each of the next four most highly compensated executive officers. Having considered the requirements of Section 162(m), the Committee believes that grants made pursuant to the Restated 1993 Stock Option Plan meet the requirements that such grants be “performance based” and are, therefore, exempt from the limitations on deductibility. Historically, the combined salary and bonus of each executive officer has been below the $1.0 million limit. The Committee’s present intention is to maintain compensation below the $1.0 million limit for the CEO and each of the next four most highly compensated executive officers unless it believes that to do so would not be in the best interest of the Company or its stockholders.

Williams Controls, Inc. 2008 Deferred Compensation Plan

     On December 17, 2008, the Company adopted the Williams Controls, Inc. 2008 Deferred Compensation Plan (the “2008 Plan”). This was after the close of the Company’s September 30, 2008 fiscal year. The purpose of the 2008 Plan is to (i) provide deferred compensation to select management and highly compensated employees of the Company (“Eligible Executives”) and members of the Company’s Board of Directors, (ii) permit Eligible Executives to elect to defer a percentage of their base compensation and/or bonus compensation, and (iii) permit members of the Company’s Board of Directors to elect to defer a portion of their board and committee fees. The 2008 Plan is intended to be “nonqualified” for federal tax purposes, meaning it is not intended to meet the requirements under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The 2008 Plan is intended to meet the requirements for nonqualified deferred compensation under Section 409A of the Code. The 2008 Plan is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as well as the laws of the State of Oregon to the extent they are not preempted by ERISA.

     The 2008 Plan is administered by the Compensation Committee. The Company’s Board of Directors designates the individuals who are Eligible Executives, and may change such designations from time to time in its sole discretion. Each calendar year, each director may elect to defer up to 50% of its board and committee fees, and each Eligible Executive may elect to defer up to 50% of its base compensation and/or bonus compensation. Deferral elections must be made on or before December 31 of the applicable year. Amounts deferred will be 100% vested at all times, unless they are specifically tied to a vesting schedule at the time of contribution. In connection with the deferral election, 2008 Plan participants must elect when to receive payment of their deferred amounts. Participants may elect to receive payments in a lump sum or in annual installments over a period not to exceed five years. The Company’s Board of Directors may prospectively amend or terminate the 2008 Plan at any time in its sole discretion.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table sets forth information regarding compensation earned by our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers during fiscal 2006 through 2008.

Summary Compensation Table

							Non-Equity
							Incentive
					Option		Plan	All Other
Name and Principal Position	Year	Salary ($)		Bonus ($)	Awards (2) ($)		Compensation ($)	Compensation (4) ($)	Total ($)
Patrick W. Cavanagh	2008	260,000	(1)	—	—		163,514	9,200	432,714
President and Chief	2007	240,000	(1)	—	—		40,000	9,000	289,000
Executive Officer	2006	240,000	(1)	—	—		329,042 (3)	8,800	577,842

Dennis E. Bunday	2008	165,000	(1)	—	167,807	(5)	54,615	8,785	396,207
Executive Vice	2007	165,000	(1)	—	575,763	(6)	30,000	7,800	778,563
President and Chief	2006	162,500	(1)	—	63,149	(7)	116,325	8,800	350,774
Financial Officer

Gary A. Hafner (17)	2008	126,000		—	83,903	(8)	37,000	6,894	253,797
Vice President,	2007	121,999		—	10,455	(9)	48,000	6,800	187,254
Global Manufacturing	2006	117,123		—	57,666	(10)	60,869	7,120	242,778

Mark S. Koenen (18)	2008	137,500	(1)	—	89,009	(11)	40,641	7,126	274,276
Vice President, Sales	2007	129,439	(1)	—	77,105	(12)	15,000	5,778	227,322
and Marketing	2006	116,439		—	18,946	(13)	49,559	6,640	191,584

Scott J. Thiel (19)	2008	117,500		—	89,009	(14)	24,216	5,669	236,394
Vice President,	2007	99,999		—	203,923	(15)	10,000	4,400	318,322
Engineering and	2006	89,617		—	39,654	(16)	24,536	4,566	158,373
Development
____________________

(1)	In accordance with the terms of their respective employment agreements, a portion of the executives’ base salary was payable in shares of the Company’s common stock, valued based on the average trading price of the Company’s common stock for the 30 days immediately preceding payment. Amounts paid in common stock of the Company for each named executive officer were as follows:
  Patrick W. Cavanagh: 7% of base salary, equal to (i) 1,364 shares of common stock at $13.34 per share in fiscal 2008; (ii) 989 shares of common stock at $16.98 per share in fiscal 2007; and (iii) 1,306 shares of common stock at $12.86 per share in fiscal 2006.

  Dennis E. Bunday: $5,000 of base salary, equal to (i) 374 shares of common stock at $13.34 per share in fiscal 2008; (ii) 294 shares of common stock at $16.98 per share in fiscal 2007; and (iii) 388 shares of common stock at $12.86 per share in fiscal 2006.

  Mark S. Koenen: $3,000 of base salary, equal to (i) 224 shares of common stock at $13.34 per share in fiscal 2008; and (ii) 176 shares of common stock at $16.98 per share in fiscal 2007.
(2)	The amounts set forth in “Option Awards” are the dollar amounts recognized for equity awards for financial statement reporting purposes in accordance with the requirements of Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“SFAS No. 123R”). These amounts may not correspond to the actual value eventually realized by each named executive officer. Assumptions used in the calculation of these amounts are described in Note 10 of the Company’s consolidated financial statements for the year ended September 30, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 11, 2008.

(3)	Mr. Cavanagh’s fiscal 2006 annual incentive plan compensation of $329,042 was paid with 6,401 shares of Common Stock valued a $13.91 per share, which was the closing price of the stock on the date of the board meeting, which was held on December 5, 2006 and he received the remaining $240,002 in cash.

(4)	Represents contributions from the Company to each of the named executive’s 401(k) accounts.

(5)	Represents the aggregate fair market value of options to purchase 20,000 shares of common stock granted September 25, 2008, with an exercise price of $13.17 per share.

(6)	Represents the aggregate fair market value of options to purchase 5,001 shares of common stock granted October 11, 2006, with an exercise price of $14.03 per share, options to purchase 25,000 shares of common stock granted February 28, 2007, with an exercise price of $17.69 per share and options to purchase 15,000 shares of common stock granted September 27, 2007, with an exercise price of $18.05 per share.

(7)	Represents the aggregate fair market value of options to purchase 8,333 shares of common stock granted October 1, 2005, with an exercise price of $8.22 per share.

(8)	Represents the aggregate fair market value of options to purchase 10,000 shares of common stock granted September 25, 2008, with an exercise price of $13.17 per share.

(9)	Represents the aggregate fair market value of options to purchase 1,000 shares of common stock granted October 11, 2006, with an exercise price of $14.03 per share.

(10)	Represents the aggregate fair market value of options to purchase 1,666 shares of common stock granted October 1, 2005, with an exercise price of $8.22 per share and options to purchase 4,166 shares of common stock granted February 1, 2006, with an exercise price of $14.04 per share.

(11)	Represents the aggregate fair market value of options to purchase 10,000 shares of common stock granted June 11, 2008, with an exercise price of $13.57 per share.

(12)	Represents the aggregate fair market value of options to purchase 1,000 shares of common stock granted October 11, 2006, with an exercise price of $14.03 per share and options to purchase 5,000 shares of common stock granted February 28, 2007, with an exercise price of $17.69 per share.

(13)	Represents the aggregate fair market value of options to purchase 2,500 shares of common stock granted October 1, 2005, with an exercise price of $8.22 per share.

(14)	Represents the aggregate fair market value of options to purchase 10,000 shares of common stock granted June 11, 2008, with an exercise price of $13.57 per share.

(15)	Represents the aggregate fair market value of options to purchase 1,000 shares of common stock granted October 11, 2006, with an exercise price of $14.03 per share, options to purchase 5,000 shares of common stock granted February 28, 2007, with an exercise price of $17.69 per share and options to purchase 10,000 shares of common stock granted September 27, 2007, with an exercise price of $18.05 per share.

(16)	Represents the aggregate fair market value of options to purchase 1,666 shares of common stock granted October 1, 2005, with an exercise price of $8.22 per share and options to purchase 2,500 shares of common stock granted on February 1, 2006, with an exercise price of 14.04 per share.

(17)	Mr. Hafner was named Vice President, Global Manufacturing effective July 2006. Prior to July 2006, Mr. Hafner was production manager for the Company’s Portland, Oregon facility. Compensation includes amounts paid to Mr. Hafner prior to being named Vice President.

(18)	Mr. Koenen was named Vice President, Sales and Marketing effective September 1, 2005. Prior to September 1, 2005, Mr. Koenen was sales and marketing manager for Williams Controls. Compensation includes amounts paid to Mr. Koenen prior to being named Vice President.

(19)	Mr. Thiel was named Vice President, Engineering and Development effective October 1, 2007. Compensation includes amounts paid to Mr. Thiel prior to being named Vice President.

Employment Agreements with Named Executive Officers

     The Company has entered into written employment agreements with each of its named executive officers. Certain terms of each such employment agreement are summarized below.

     Patrick W. Cavanagh. We entered into an employment agreement with Mr. Cavanagh, our President and Chief Executive Officer, on July 19, 2004. Under the employment agreement, the Company is required to pay Mr. Cavanagh a base salary of $240,000 per year, up to seven percent of which may be paid, in the Company’s discretion, in the form of the Company’s common stock. The employment agreement further provides that commencing on September 30, 2005, the Board of Directors will annually review Mr. Cavanagh’s salary. Based on a review of Mr. Cavanagh’s performance, at September 30, 2008 the Committee recommended, and the Board of Directors approved, a base salary increase for Mr. Cavanagh from $260,000 to $280,000, or an 7.7% increase effective October 1, 2008. Mr. Cavanagh is also entitled to participate in the Company’s annual bonus program, with his target annual bonus equal to 93% of his base salary, payable based on target parameters established annually by our Board of Directors. However, the Board of Directors may in its discretion increase Mr. Cavanagh’s annual bonus to 155% of his base salary if our Board of Directors determines that the Company has seen extraordinary performance for the year.

     To the extent the annual bonus exceeds 100% of Mr. Cavanagh’s base salary for any fiscal year, our Board of Directors may, in its discretion, satisfy its payment obligations for any amounts over 100% of the base salary by paying in the form of cash or in shares of our common stock at the then current market price. Mr. Cavanagh also received non-qualified stock options issuable upon execution of his employment agreement, with the options vesting twenty percent per year, and fully vest upon certain corporate transactions or the occurrence of an event triggering of “drag-along” or “tag-along” rights associated with shares of our common stock owned by Mr. Cavanagh. He is also entitled to receive employee benefits including, among others, those available to other employees of Williams Controls, reimbursement of expenses incurred in connection with his duties as our Chief Executive Officer, certain medical benefits, one-time relocation expense reimbursement, and a one-time signing bonus.

     Mr. Cavanagh may resign his employment with the Company at any time, upon not less than thirty days’ written notice to the Company. We may terminate Mr. Cavanagh’s employment immediately and without notice if the termination is for “cause,” as defined in the employment agreement. Except in certain circumstances, in the event Mr. Cavanagh’s employment with the Company terminates after the first anniversary of his hire date for any reason other than for cause, or he terminates his employment for good reason, as defined in the employment agreement, or if he is terminated by reason of his death, the Company is required to pay him a severance payment equal to one and one-half times his base salary. Further, subject to certain exceptions, for a period of one year following his employment with the Company, he will not, directly or indirectly, engage in certain activities in competition with the Company.

     Dennis E. Bunday. We entered into an employment agreement with Mr. Bunday, our Executive Vice President, Chief Financial Officer and Secretary, on March 8, 2007, which superseded his prior agreement. Under the employment agreement, we were initially required to pay Mr. Bunday a base salary of $165,000 per year. A portion of the base salary equal to $5,000 is payable in the form of our common stock. The employment agreement entitles us to adjust Mr. Bunday’s base salary upward without formally amending the employment agreement. Based on a review of Mr. Bunday’s performance, on September 30, 2008 the Committee recommended, and the Board of Directors approved, a base salary increase for Mr. Bunday from $165,000 to $190,000, or a 15.1% increase effective October 1, 2008. This was Mr. Bunday’s first salary increase since January 1, 2006. Mr. Bunday is also entitled to participate in the Company’s annual bonus program, with his target annual bonus equal to 50% of his base salary, payable based on target parameters established annually by our Board of Directors. However, the Board of Directors may in its discretion increase Mr. Bunday’s annual bonus to 83% of his base salary if our Board of Directors determines that the Company has seen extraordinary performance for the year. Mr. Bunday’s employment agreement further provides that he is entitled to employee benefits generally available to similarly situated employees to the extent and on the same terms generally available to the Company’s similarly situated employees. Mr. Bunday is an employee at-will, meaning either the Company or Mr. Bunday may terminate his employment at any time, for any or no reason. However, if Mr. Bunday is terminated without “cause” or resigns for “good reason,” as such terms are defined in his employment agreement, or if he is terminated by reason of his death, Mr. Bunday is entitled to receive severance pay equal to one year of his base salary, payable over a period of twelve months, unless he provides less than 30 days’ notice of his resignation, in which case he will not be entitled to severance benefits. Mr. Bunday’s employment agreement also provides that Mr. Bunday will not, during the period of time in which he is receiving severance benefits, engage in certain activities in competition with the Company.

     Gary A. Hafner. We entered into an employment agreement with Mr. Hafner, our Vice President of Global Manufacturing, on March 8, 2007. Under the employment agreement, we were initially required to pay Mr. Hafner a base salary of $122,000 per year. The employment agreement entitles us to adjust Mr. Hafner’s base salary without formally amending the employment agreement. Based on a review of Mr. Hafner’s performance, at September 30, 2008 the Committee recommended, and the Board of Directors approved, a base salary increase for Mr. Hafner from $126,000 to $136,000, or a 7.9% increase effective October 1, 2008. Mr. Hafner is also entitled to participate in the Company’s annual bonus program at the same level as similarly situated employees. Mr. Hafner’s employment agreement further provides that he is entitled to employee benefits generally available to similarly situated employees to the extent and on the same terms generally available to the Company’s similarly situated employees. Mr. Hafner is an employee at-will, meaning either the Company or Mr. Hafner may terminate his employment at any time, for any or no reason. However, if Mr. Hafner is terminated without “cause” or resigns for “good reason,” as such terms are defined in his employment agreement, or if he is terminated due to his death, Mr. Hafner is entitled to receive severance pay equal to one year of his base salary, unless he provides less than 30 days’ notice of his resignation, in which case he will not be entitled to severance benefits. Mr. Hafner’s employment agreement also provides that Mr. Hafner will not, during the period of time in which he is receiving severance benefits, engage in certain activities in competition with the Company.

     Mark S. Koenen. We entered into an employment agreement with Mr. Koenen, our Vice President of Sales and Marketing, on March 8, 2007. Under the employment agreement, we were initially required to pay Mr. Koenen a base salary of $130,000 per year. A portion of the base salary equal to $3,000 is payable in the form of Williams Controls’ stock. The employment agreement entitles us to adjust Mr. Koenen’s base salary without formally amending the employment agreement. Based on reviews of Mr. Koenen’s performance the Committee recommended, and the Board of Directors approved, a base salary increase for Mr. Koenen from $135,000 to $145,000, or a 7.4% increase effective July 1, 2008 and a further increase to $155,000 effective October 1, 2008. Mr. Koenen is also entitled to participate in the Company’s annual bonus program at the same level as similarly situated employees. Mr. Koenen’s employment agreement further provides that he is entitled to employee benefits generally available to similarly situated employees to the extent and on the same terms generally available to the Company’s similarly situated employees. Mr. Koenen is an employee at-will, meaning either the Company or Mr. Koenen may terminate his employment at any time, for any or no reason. However, if Mr. Koenen is terminated without “cause” or resigns for “good reason,” as such terms are defined in his employment agreement, or if he is terminated due to his death, Mr. Koenen is entitled to receive severance pay equal to one year of his base salary, unless he provides less than 30 days’ notice of his resignation, in which case he will not be entitled to severance benefits. Mr. Koenen’s employment agreement also provides that Mr. Koenen will not, during the period of time in which he is receiving severance benefits, engage in certain activities in competition with the Company.

     Scott J. Thiel. We entered into an employment agreement with Mr. Thiel, our Vice President of Engineering and Development, on January 15, 2008. Under the employment agreement, we were initially required to pay Mr. Thiel a base salary of $115,000 per year. The employment agreement entitles us to adjust Mr. Thiel’s base salary without formally amending the employment agreement. Based on reviews of Mr. Thiel’s performance the Committee recommended, and the Board of Directors approved, a base salary increase for Mr. Thiel from $115,000 to $125,000, or an 8.7% increase effective July 1, 2008 and a further increase to $135,000 effective October 1, 2008. Mr. Thiel is also entitled to participate in the Company’s annual bonus program at the same level as similarly situated employees. Mr. Thiel’s employment agreement further provides that he is entitled to employee benefits generally available to similarly situated employees to the extent and on the same terms generally available to the Company’s similarly situated employees. Mr. Thiel is an employee at-will, meaning either the Company or Mr. Thiel may terminate his employment at any time, for any or no reason. However, if Mr. Thiel is terminated without “cause” or resigns for “good reason,” as such terms are defined in his employment agreement, or if he is terminated due to his death, Mr. Thiel is entitled to receive severance pay equal to one year of his base salary, unless he provides less than 30 days’ notice of his resignation, in which case he will not be entitled to severance benefits. Mr. Thiel’s employment agreement also provides that Mr. Thiel will not, during the period of time in which he is receiving severance benefits, engage in certain activities in competition with the Company.

Grants Of Plan-Based Awards

     The Committee approved awards under our Restated 1993 Stock Option Plan to certain of our named executives in fiscal 2006 through 2008. Set forth below is information regarding awards granted during fiscal 2006 through 2008:

		All Other Option		Exercise or
		Awards: Number of	Grant Date Fair	Base Price of
	Grant	Securities Underlying	Value of	Option Awards
Name	Date	Options (#)	Option Awards ($)	($/sh)
Dennis E. Bunday	9/25/08	20,000	167,807	13.17
	9/27/07	15,000	190,226	18.05
	2/28/07	25,000	333,252	17.69
	10/11/06	5,001	52,285	14.03
	10/1/05	8,333	63,149	8.22

Gary A. Hafner	9/25/08	10,000	83,903	13.17
	10/11/06	1,000	10,455	14.03
	2/1/06	4,166	45,041	14.04
	10/1/05	1,666	12,625	8.22

Mark S. Koenen	6/11/08	10,000	89,009	13.57
	2/28/07	5,000	66,650	17.69
	10/11/06	1,000	10,455	14.03
	10/1/05	2,500	18,946	8.22

Scott J. Thiel	6/11/08	10,000	89,009	13.57
	9/27/07	10,000	126,818	18.05
	2/28/07	5,000	66,650	17.69
	10/11/06	1,000	10,455	14.03
	2/1/06	2,500	27,029	14.04
	10/1/05	1,666	12,625	8.22

Restated 1993 Stock Option Plan

     Our Restated 1993 Stock Option Plan, as amended, or the “Plan,” is administered by the Compensation Committee. The Plan is designed to (i) induce qualified persons to become employees and/or officers of the Company, (ii) reward such persons for past service to the Company, (iii) encourage such persons to remain in the employ of the Company or associated with the Company, and (iv) provide additional incentive for such persons to put forth maximum efforts for the success of the business of the Company. As of September 30, 2008, there were 870,000 shares of common stock authorized for options grants under the Plan.

Outstanding Equity Awards At Fiscal Year-End

     The following table summarizes the outstanding equity award holdings held by our named executive officers.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date
Patrick W. Cavanagh	100,000	66,666	7.20	10/1/14

Dennis E. Bunday	41,666	—	3.96	7/31/13
	3,332	5,001	8.22	10/1/15
	1,000	4,001	14.03	10/11/16
	5,000	20,000	17.69	2/28/17
	3,000	12,000	18.05	9/27/17
	—	20,000	13.17	9/25/18

Gary A. Hafner	1,333	—	13.50	1/24/10
	—	5,333	4.62	3/26/14
	666	1,000	8.22	10/1/15
	1,666	2,500	14.04	2/1/16
	200	800	14.03	10/11/16
	—	10,000	13.17	9/25/18

Mark S. Koenen	16,666	—	3.96	9/15/12
	21,333	5,333	4.62	3/26/14
	1,000	1,500	8.22	10/1/15
	200	800	14.03	10/11/16
	1,000	4,000	17.69	2/28/17
	—	10,000	13.57	6/11/18

Scott J. Thiel	2,000	500	4.68	5/25/14
	666	1,000	8.22	10/1/15
	1,000	1,500	14.04	2/1/16
	200	800	14.03	10/11/16
	1,000	4,000	17.69	2/28/17
	2,000	8,000	18.05	9/27/17
	—	10,000	13.57	6/11/18

Option Exercises and Stock Vested

     There were exercises of stock options by only one of our named executive officers during the last fiscal year. We have issued no stock that could vest during the last fiscal year.

	Option Awards
	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)
Gary A. Hafner	16,667	199,755

Pension Benefits

     Only one of our named executive officers, Mark S. Koenen, is entitled to pension benefits, which he obtained pursuant to a pension plan frozen by the Company in 2001. The following table summarizes the pension benefits payable to Mr. Koenen:

Pension Benefits

		Number of	Present Value of	Payments
		Years Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit ($)	Fiscal Year ($)
Patrick W. Cavanagh	—	—	—	—
Dennis E. Bunday	—	—	—	—
Gary A. Hafner	—	—	—	—
Mark S. Koenen	Williams Controls, Inc.	8.00	14,908	—
Retirement Income Plan
Scott J. Thiel	—	—	—	—

Potential Payments Upon Termination or Change in Control

     This section explains the payments and benefits to which the Named Executive Officers are entitled in various terminations of employment scenarios. These are hypothetical situations only, as we currently employ all of our Named Executive Officers. For purposes of this explanation, we have assumed that termination of employment and change-in-control occurred on September 30, 2008, the last day of our 2008 fiscal year.

     We have entered into employment agreements with each of our Named Executive Officer that define, among other things benefits payable in the event of termination including a termination in conjunction with a change in control. Under these agreements, we provide certain benefits to the Named Executive Officers if their employment is involuntarily terminated in conjunction with a change in control. These benefits are designed to provide executive officers with an incentive to remain in our employ if we engage in, or are threatened with, a change in control transaction, and to maintain a total compensation program that is competitive with companies with which we compete for executive talent. Change in control benefits generally consist of a lump sum cash payments and COBRA health insurance continuation. In the event of a change in control which either does or does not result in termination unvested stock option awards are also accelerated.

     In our agreements, “involuntary termination” generally includes the Named Executive Officer’s involuntary dismissal (other than for cause), a material reduction in duties, a material reduction in compensation or a relocation of the Named Executive Officer’s principal place of employment by more than 50 miles. “Cause” generally includes fraud or other intentional misconduct adversely and materially affecting the Company’s business reputation.

     The following table shows the estimated change in control benefits that would have been payable to the Named Executive Officers if a change in control had occurred on September 30, 2008 and each officer’s employment was involuntarily terminated on that date without cause.

	Cash Severance		Insurance	Stock Option
Name	Benefit		Continuation (1)	Acceleration (2)	Total
Patrick W. Cavanagh	$390,000	(3)	$14,299	$378,663	$782,962
Dennis E. Bunday	$165,000	(4)	$13,233	$23,305	$201,538
Gary A. Hafner	$126,000	(4)	$9,486	$48,711	$184,197
Mark S. Koenen	$155,000	(4)	$13,233	$51,041	$219,274
Scott J. Thiel	$135,000	(4)	$13,233	$8,760	$156,993

____________________

(1)

If cash severance benefits are triggered, the severance-related provisions in the employment agreements for all named executive officers also provide for continuation of health insurance benefits paid by us for the period of the cash severance period.

(2)

If a change in control occurs or we are acquired by merger or sale of substantially all of our assets or outstanding stock, the provisions of the Restated 1993 Stock Option Plan provide that all outstanding unexercisable options for all option holders, including the named executives, will immediately become exercisable. Because the options accelerated would have a value of the acquisition price of the common stock of the Company at the date of the change in control or acquisition or merger the amounts in the above table represent the aggregate value as of September 30, 2008 of each named executive officer’s outstanding unexercisable options assuming the closing price of the Company’s common stock as reflected on the NASDAQ Global Market on September 30, 2008 of $12.88 per share.

(3)

Cash severance benefits for Mr. Cavanagh equal 18 months base salary, however in the event of a sales event if Mr. Cavanagh is offered and accepts a position with the acquirer for reasonably equivalent salary, benefits and bonus potential for a period of 18 months, then no cash severance benefit would be paid.

(4)	Cash severance benefits for Mr. Bunday, Mr. Hafner, Mr. Koenen and Mr. Thiel equals 12 months base salary.

     We have defined the events that would trigger severance rights in a manner that we believe is reasonable and consistent with current, conventional market practices. For example, the definition of “Good Reason” contained in our employment and change in control agreements is intended to be limited to true circumstances of constructive discharge and includes notice and opportunity to cure provisions, so that severance rights are not triggered by us inadvertently.

     Similarly, all of the severance commitments regarding change in control arrangements in our employment agreements are of the “double trigger” variety — that is, in order for a severance obligation to arise, there must occur both a change in control and an affirmative action by us to terminate (or constructively terminate) an executive’s employment. Finally, any severance obligation arising under our employment and change in control agreements is conditioned on the affected executive’s execution of a release of claims against us and our affiliates.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of Williams Controls has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE:

Donn J. Viola, Chairman
Douglas E. Hailey
Carols P. Salas

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND
CERTAIN CONTROL PERSONS

     The Company is not aware of any related party transactions that would require disclosure.

AUDIT COMMITTEE REPORT

     The Audit Committee oversees the Company’s financial reporting process and compliance with the Sarbanes-Oxley Act of 2002 on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Audit Committee held four meetings during our 2008 fiscal year.

     With respect to the Company’s audited financial statements for the Company’s fiscal year ended September 30, 2008, management of the Company represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and the Audit Committee reviewed and discussed those financial statements with management. The Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented.

     The Audit Committee received the written disclosures from the Company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions With Audit Committees), as modified or supplemented, and discussed with the Company’s independent registered public accounting firm their independence.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended September 30, 2008, be included in the Company’s Annual Report on Form 10-K for that fiscal year.

     The Audit Committee members for fiscal 2008 were:

     H. Samuel Greenawalt, Chairman;
     Douglas E. Hailey; and
     Donn J. Viola

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

     Moss Adams LLP, an independent registered public accounting firm audited the consolidated financial statements of the Company and subsidiaries for fiscal 2008 and 2007. KPMG LLP, an independent registered public accounting firm, audited the consolidated financial statements of the Company and subsidiaries for fiscal 2006.

Attendance at Annual Meeting

     Representatives of Moss Adams LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Fees Billed to the Company by Moss Adams LLP in fiscal 2008 and 2007 and by KPMG LLP During fiscal 2007

     Aggregate fees billed in fiscal 2008 and 2007 by Moss Adams for audit services related to the two most recent fiscal years, and by KPMG LLP in fiscal 2007 during the period they were the Company’s independent registered public accounting firm, and for other professional services billed in the two most recent fiscal years were as follows:

Services Provided	2008	2007
Audit Fees (1)	$316,000	$347,500
Employee Benefit Plan Audits	42,900	36,000
Tax Fees (2)	55,240	98,941
All Other Fees	—	—
Total	$414,140	$482,441
____________________

(1)

Fees in connection with the audit of the Company’s annual financial statements, reviews of the Company’s quarterly reports on Form 10-Q and the audit of the Company’s internal controls over financial reporting in accordance with the Sarbanes-Oxley Act of 2002.

(2)	Fees include assistance with tax planning analysis and tax compliance.

     Before Moss Adams LLP is engaged by the Company or its subsidiaries to render audit or non-audit services, the engagement must be approved by the Audit Committee of the Board of Directors. The Audit Committee has considered each of the services rendered by Moss Adams LLP other than the audit of the Company’s financial statements and has determined that the provision of each of these services is compatible with maintaining the firm’s independence.

CODE OF ETHICS

     The Company has adopted a Code of Ethics that is applicable to the Company’s Chief Executive Officer, Chief Financial Officer and all other persons performing similar functions, as well as to all directors, officers, and employees of the Company. The Company’s Code of Ethics is available free of charge on the Company’s Internet web site at the following address: www.wmco.com/governance. It is also available by writing to Williams Controls, Inc., Investor Relations, 14100 SW 72nd Avenue, Portland, Oregon 97224.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

     Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in the Company’s 2010 proxy statement. Any such proposal must be received by the Company not later than September 28, 2009. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s proxy statement. Alternatively, under the Company’s bylaws, a proposal or nomination that a stockholder does not seek to include in the Company’s proxy statement pursuant to Rule 14a-8 may be delivered to the Secretary of the Company not less than ten days nor more than 60 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than two days prior to the date of such meeting, in which event, stockholders may deliver such notice not later than the second day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. A stockholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of Common Stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a stockholder.

OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors is not aware of any business other than the proposals discussed above that will be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

     A copy of the Company’s Annual Report on Form 10-K for fiscal 2008 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-K for its fiscal year ended September 30, 2008 with the Securities and Exchange Commission. A stockholder also may obtain a copy of the Company’s annual report on Form 10-K at no charge, or a copy of exhibits thereto for a reasonable charge, by writing to Williams Controls, Inc., Investor Relations, 14100 S.W. 72nd Avenue, Portland, Oregon 97224. A viewable and printable copy is also available at www.wmco.com/proxy.

_______________

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, THE COMPANY HOPES THAT YOU WILL HAVE YOUR STOCK REPRESENTED BY COMPLETING, SIGNING, DATING AND RETURNING YOUR ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

By Order of the Board of Directors,

Dennis E. Bunday
Executive Vice President, Chief Financial
Officer and Secretary

January 26, 2009
Portland, Oregon

WILLIAMS CONTROLS, INC.
Annual Stockholder meeting, February 24, 2009
PROXY SOLICITED BY BOARD OF DIRECTORS
PLEASE SIGN AND RETURN THIS PROXY

The undersigned hereby appoints each of R. Eugene Goodson and Carlos P. Salas proxy with power of substitution and resubstitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the annual stockholder meeting of Williams Controls, Inc. (the “Company”), on February 24, 2009, and any adjournments or postponements of that meeting, with all powers that the undersigned would possess, if personally present, with respect to the following:

1.	PROPOSAL TO ELECT THE FOLLOWING NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY:

Patrick W. Cavanagh
R. Eugene Goodson
Samuel H. Greenawalt
Douglas E. Hailey
Carlos P. Salas
Peter E. Salas
Donn J. Viola

YOU MAY WITHHOLD AUTHORITY TO VOTE FOR ANY OF THE NOMINEES BY WRITING THEIR NAME(S) IN THE SPACE PROVIDED BELOW.

	[ ] FOR all seven nominees listed above (except as indicated to the contrary below)	[ ] WITHHOLD AUTHORITY to vote for all nominees listed above

(Instructions: Write the name of each nominee in the space above for whom authority to vote is withheld)

2.	TRANSACTION OF ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OF THE MEETING. A MAJORITY OF THE PROXIES OR SUBSTITUTES AT THE MEETING MAY EXERCISE ALL THE POWERS GRANTED BY THIS PROXY.

The shares represented by this proxy will be voted as specified on the front of this proxy, but if no specification is made, this proxy will be voted FOR election of Patrick W. Cavanagh, R. Eugene Goodson, Samuel H. Greenawalt, Douglas E. Hailey, Carlos P. Salas, Peter E. Salas, and Donn J. Viola, in proposal one unless an exception is indicated to the contrary above. The proxies may vote in their discretion as to other matters that may properly come before this meeting.

No. of Shares:	Date:	, 2009

Signature or Signatures

Please date and sign above as your name is printed to the left of the signature line, including designation as executor, trust, etc., if applicable and return in the enclosed envelope. A corporation must be signed for by the president or other authorized officer.

The annual stockholder meeting of Williams Controls, Inc. will be held at the offices of the Company located at 14100 South West 72nd Avenue, Portland, Oregon on February 24, 2009, at 8:30 a.m. Pacific Standard Time.

Please Note: Any shares of stock of the Company held in the name of fiduciaries, custodians or brokerage houses for the benefit of their clients may only be voted by the fiduciary, custodian or brokerage house itself. The beneficial owner may not directly vote or appoint a proxy to vote the shares and must instruct the person or entity in whose name the shares are held how to vote the shares held for the beneficial owner. Therefore, if any shares of stock of the Company are held in “street name” by a brokerage house, only the brokerage house, at the instructions of its client, may vote or appoint a proxy to vote the shares.